Exhibit 10.17

This is an English translation

Hunnan New District State-owned Land Use Right Grant Contract

ShenNanTuChuHeZi (2005) No.40

Article 1 Both parties to this Contract

Grantor: Hunnan New District Branch of Shenyang Planning and State-owned Land Resource Bureau (hereinafter referred to as “Party A”)

Name of legal representative: Hao Yi Title: Director

Grantee: Liaoning Nuokang Bio-pharmaceutical Co., Ltd. (hereinafter referred to as “Party B”)

Name of legal representative: Xue Baizhong Title: Board Chairman

In accordance with the “Provisional Regulations of the People’s Republic of China on the Grant and Transfer of the State-owned Land Use Rights of the Urban Areas”, “Implementation Measures of Liaoning Province on the Grant and Transfer of the State-owned Land Use Rights of the Urban Areas, “Implementation Measures of Shenyang Municipality on the Paid Use of State-owned Land” and other relevant state regulations, based on Party B’s application, Party A and Party B, abiding by the principles of equality, free will and consideration, hereby enter into this Contract.

Article 2 Party A will grant the use right of land according to this Contract. The ownership of land belongs to the People’s Republic of China. Underground resources, objects buried underground and municipal public facilities are excluded from the scope of the grant of the land use right.

Article 3 For the land use right granted to Party B pursuant to this Contract, Party B shall, within the term of use, complete above 25% of the total development investment (excluding land price) or above 30% of construction area according to the conditions set forth herein. Party B may transfer, lease or mortgage land use right or use land use right for any other economic activity in accordance with relevant laws and regulations.

If Party B enjoys preferential land price policy and conducts, within the term of use, any of operating activities such as transfer, lease, sale, investment by way of capital contribution and mortgage, Party B shall obtain Party A’s approval and Party A will cancel the preferential policy about land price for Party B. Party B shall pay an additional land purchase fee based on the specified prime land price at the time of signing of this Contract.

The land development, utilization and operation activities carried out by Party B within the scope of granted land use right shall comply with the laws and regulations of the People’s Republic of China and the relevant regulations of Liaoning Province and Shenyang and not damage social public interests. Party B’s legal rights and interests shall be protected by the laws.

Article 4 The land granted to Party B by Party A is located at F46-2 land parcel in Hunnan New District, Shenyang. The requisitioned land area is 86,421.7m2 and use area is 67,465.2m2. The scope in four directions: eastwards to the centerline of 50m-wide planned road, southwards to the south borderline of 24m-wide planned road, westwards to Design Institute of Chinese Academy of Sciences and northwards to the centerline of 24m-wide planned road (as shown in the drawing attached to this Contract).

Article 5 The grant term of the land use right granted under this Contract is 50 years, i.e. from September 7, 2005 to September 6, 2055. According to approved general plan, the purpose of granted land is industrial and the construction period of the whole project is three years (September 2005 to September 2008). The deadline of construction of Phase I project is the end of December 2006. By then, Phase I project should have been completed and put into use. If Party B fails to complete development and construction according to the time specified herein, Party A shall be entitled to terminate this Contract and repossess the land that is still not developed and constructed.

Article 6 Within the grant term, if the municipal government adjusts the general plan of the development zone, Party B shall obey such adjustment and Party A shall pay appropriate compensation with respect to Party B’s constructions above the ground according to regulations. If Party B needs to change the purpose of land set forth herein, Party B shall obtain the approval of Party A and the city planning administration, readjust the grant fee of land use right according to relevant regulations and handle land use right registration procedures. Within the grant term, if Party B is dissolved upon expiry of the operating period, Party A is entitled to repossess state-owned land use right.

Article 7 The land use conditions under this Contract are subject to city planning needs. Building volume ratio is 0.8-1.2 and building density is not more than 40%. Specific planning conditions are subject to final examination and approval.

Article 8 Party B agrees to pay to Party A land purchase fee, farmland use tax and land value-added tax when Party B transfers land use right to a third party according to the provisions of this Contract.

Article 9 The land category of this land parcel is grade four. The land purchase fee rate is RMB 276/m2 (based on use area) and total contract price is RMB 18,620,395.2, in which grant fee is RMB 9,040,336.8 (based on RMB134 per square meter of use area), compensation fee of land requisition is RMB 5,532,146.4 and fee for supporting municipal infrastructures is RMB 4,047,912 (based on RMB60 per square meter of use area). Party B shall pay farmland use tax (except for Sino-foreign equity joint venture, Sino-foreign contractual joint venture and wholly foreign-owned enterprise), heating, electricity and gas expenses to relevant departments according to regulations.

Article 10 Within sixty days after this Contract is signed by both parties, Party B shall pay a total land purchase fee of RMB 18,620,395.2 to Party A. Otherwise, Party A is entitled to terminate this Contract and the funds already paid by Party B will not be refunded.

Article 11 After Party B pays the total land purchase fee to Party A and all procedures are completed, within 30 days after the construction project commences, Party B shall handle land use right registration procedures according to regulations and obtains the State-owned Land Use Certificate to obtain land use right.

Article 12 Unless otherwise specified herein, Party B shall pay the specified fee to Party A’s bank account within the payment term set forth herein. Name of payee: Hunnan New District non-tax revenue account; bank name: Dongling Branch, Shenyang Commercial Bank; account number: 0363010140970000015. In case of any change in Party B’s bank account, Party A shall notify Party B in writing within 30 days thereafter. If Party A fails to notify Party B of such change in time, Party B shall not be liable for any late fee caused by delayed payment.

Article 13 Upon expiry of the grant term set forth herein, Party A shall be entitled to repossess the use right of granted land without paying any compensation. The ownership of the buildings and other attachments on this land shall also be acquired by Party A without any compensation. Land user shall return land use certificate and handle land use right deregistration procedures according to regulations.

If Party B wishes to continue to use this land parcel, Party B shall submit a renewal application to Party A within six months prior to the expiration of the term of land use right. After the new grant term of land use right, grant fee and other conditions are determined, Party B shall enter into a renewal contract with Party A and handle land use right registration procedures again.

Article 14 If Party B fails to make payment on time in the second month following the signing of this Contract, or does not commence construction on time, or suspends the project for more than six months, or fails to complete construction within the specified construction period, or land is not constructed, this Contract shall be automatically null and void and Party A is entitled to repossess land use right without paying any compensation.

Article 15 During the implementation of this Contract, if Party B fails to make any payment on time, Party B shall pay, starting from the date of delayed payment, an overdue fine at a daily rate of 0.1% of the overdue amount. If overdue fine is not paid within 30 days, Party A is entitled to terminate this Contract and repossess part of the land or undeveloped land without paying any compensation.

Article 16 Neither party shall undertake the liability for its delay or failure in performing this Contract where such delay or failure is caused by or results from an event of force majerue and there is no fault on its part, but such party shall take all necessary remedial actions to reduce the losses.

The prevented party shall, within 7 days, notify the other party in writing of the circumstances of such event and within 30 days, provide to the other party a report explaining the reasons for its failure to perform all or any portion of this Contract or its need to delay the performance of this Contract.

Article 17 In the event that Party B cannot obtain land use right on time for causes on the part of Party A, the grant term of land use right under this Contract shall be postponed accordingly. At the same time, Party A shall bear the economic losses thus incurred by Party B.

Article 18 Regardless of the payment of the total land grant fee hereunder, if Party B fails to complete investment and construction within the time limit as set forth herein and any land remains idle, Party A shall be entitled to penalize Party B according to laws and regulations, repossess land use right without paying any compensation and cancel state-owned land use certificate.

Article 19 The execution, validity, interpretation and performance and dispute resolutions in connection with this Contract shall be governed by the laws of the People’s Republic of China. Any dispute arising in connection with the performance of this Contract shall be resolved by both parties through negotiations. In the event that no resolution can be reached, such dispute may be resolved by submitting it to an arbitration organization in Shenyang for arbitration or by bringing a lawsuit to the People’s court with competent jurisdiction in Shenyang.

Article 20 This Contract is executed in six originals in Chinese, four to be kept by Party A and two to be kept by Party B.

Article 21 This Contract is signed in Shenyang, Liaoning Province on September 7, 2005 and shall become effective upon signing by the legal representatives of both parties.

Article 22 In case of anything not covered herein, an annex may be attached after both parties reach an agreement.

Party A: Shenyang Planning and State-owned Land Resource Bureau Hunnan New District Branch (seal)	Party B: Liaoning Nuokang Bio-pharmaceutical Co., Ltd.(seal)

Legal representative: /s/ Huo Yi	Legal representative: /s/ Xue Baizhong
September 7, 2005

Annex 1:

Supplementary Description about ShenNanTuChuHeZi (2005) No.40 Contract

WHEREAS Shenyang Planning and State-owned Land Resource Bureau Hunnan New District Branch (hereinafter referred to as “Party A”) and Liaoning Nuokang Bio-pharmaceutical Co., Ltd. (hereinafter referred to as “Party B”) signed the Hunnan New District State-owned Land Use Right Grant Contract (ShenNanTuChuHeZi (2005) No.40) on September 7, 2005, Party A and Party B hereby enter into this Annex with respect to the changes in the area of the land granted to Party B and contract price that are based on Party B’s application and final actual surveying result.

1. After New District’s planning design institute conducts the surveying and boundary determination of the F46-2 land parcel in Hunnan New District, Shenyang, which was requisitioned by Party B, the requisitioned area is changed from the original 86,421.7m2 to 88,537.7m2 and use area is changed from 67,465.2m2 to 75,023.3m2. Its scope in four directions: eastwards to the centerline of 30m-wide planned road, southwards to the south borderline of 24m-wide planned road, westwards to land boundary and northwards to the centerline of 24m-wide planned road (as shown in the attached drawing).

2. The land purchase fee rate is still subject to the original rate, i.e. RMB 276/m2. The land purchase fee is changed from RMB 18,620,395.2 to RMB 20,706,430.8. Present total grant fee is RMB 10,053,122.2; compensation for land requisition is RMB 6,151,910.6; total fee for supporting facilities is RMB 4,501,398.0 (based on RMB 60 per square meter of use area).

3. Land category is industrial grade four based on the requirements of ShenGuiGuoTuFa (2005) No.46 document.

4. Party B has paid a land purchase fee of RMB 10 million to Party A. Based on the finally verified contract price in this Annex, the outstanding land purchase fee is RMB 10,706,430.8. Party B shall pay up the outstanding land purchase fee of RMB 10,706,430.8 to Party A within 30 days after the signing of this Annex.

5. The grant term of land is 50 years, i.e. from September 7, 2005 to September 6, 2055.

6. Party B shall pay land deed tax according to this Annex. The payment and audit of grant fee are based on the receipt and is to be approved by the New District Financial Bureau.

7. This Annex shall have the same legal effect as the Hunnan New District State-owned Land Use Right Grant Contract signed on September 7, 2005. In case of any discrepancy, this Annex shall prevail.

8. This Annex is executed in six copies, four to be kept by Party A and two to be kept by Party B.

Party A: Shenyang Planning and State-owned Land Resource Bureau Hunnan New District Branch(seal)	Party B: Liaoning Nuokang Biopharmaceutical Co., Ltd.(seal)

Legal representative: /s/ Huo Yi	Legal representative: /s/ Xue Baizhong
March 20, 2006